EXHIBIT 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684 5708

Website: www.nvsos.gov

Certificate of Amendment to Articles of Incorporation

for Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.	Name of corporation: Pro-Pharmaceuticals, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article III of the Articles of Incorporation of Pro-Pharmaceuticals, Inc. has been amended to increase the number of authorized common voting shares to 300,000,000 and the number of authorized undesignated shares from 10,000,000 to 20,000,000, and shall read in its entirety as follows (replacing Article III of the May 29, 2008 Certificate of Amendment):

ARTICLE III

Authorized Shares

The corporation shall have authority to issue an aggregate of 300,000,000 shares, which shall be common voting shares having a par value of $0.001 per share, and 20,000,000 undesignated shares having a par value of $0.01 per share. The Board of Directors may, from time to time, prescribe by resolution different classes or series of the undesignated shares, the number of shares of such class or series within the limit of the authorized undesignated shares and the voting powers, designations, rights, preferences, restrictions and the relative rights of said shares in each such class or series.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment to increase the number of authorized common voting shares is 40,688,506 and in favor of the amendment to increase the number of authorized undesignated shares is 41,037,366.

4.	Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5.	Signature (Required):

/s/ Maureen E. Foley

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.